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                                                                    EXHIBIT 12.1


CYPRESS SEMICONDUCTOR CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES - 1994, 1995, 1996, 1997, 1998 AND 1999 DECEMBER 1999

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
                                                     1999       1998       1997      1996       1995       1994
                                                     -----------------------------------------------------------

Earnings before income taxes.....................     91,054   (118,441)  13,139     86,322    161,448    81,191
Quicklogic loss adjustment.......................          0      3,056      343          0          0         0
Minority interest earnings adjustment............          0          0     (450)    (1,539)         0         0
                                                     ------------------------------------------------------------
Adjusted earnings before income taxes............     91,054   (115,385)  13,032     84,783    161,448    81,191
                                                     ------------------------------------------------------------
Fixed Charges:
     Interest expense(1).........................      9,617     11,276    8,461      8,178      6,945     4,687
     Bond cost amortization......................      1,034      1,033      241        414        414       278
     Add'l interest of new bond used
      to extinguish old debt.....................          0          0        0          0          0         0
     Interest related to rental
       expense (2) and (3).......................      6,042      7,300    5,733      3,147      2,267     1,887
                                                     ------------------------------------------------------------
Total fixed charges..............................     16,693     19,609   14,435     11,739      9,626     6,852
                                                     ------------------------------------------------------------
Adjusted earnings before income taxes............    107,747    (95,776)  27,467     96,522    171,074    88,043
                                                     ------------------------------------------------------------
Adjusted ratio of earnings to fixed charges......       6.45      (4.88)    1.90       8.22      20.72     16.64
                                                     ============================================================
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